                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                            AXSYS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   054615 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 054615 10 9

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        Andre Bernard By
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization            United States

--------------------------------------------------------------------------------
                           5.    Sole Voting Power           240,236
Number of                -------------------------------------------------------
Shares                     6.    Shared Voting Power
Beneficially             -------------------------------------------------------
Owned by                   7.    Sole Dispositive Power      240,236
Each Reporting           -------------------------------------------------------
Person With                8.    Shared Dispositive Power
--------------------------------------------------------------------------------
    9.  Aggregate Amount Beneficially Owned by Each Reporting Person   240,236

--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)     5.12%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

ITEM 1(a).   NAME OF ISSUER: Axsys Technologies, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             175 Capital Blvd, Suite 103
             Rocky Hill, CT 06067

ITEM 2(a).   NAME OF PERSON FILING: Andre Bernard By

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             600 Research Drive
             Wilmington, MA 01887

ITEM 2(c).   CITIZENSHIP:  United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value per share

ITEM 2(e).   CUSIP NUMBER:  054615 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)  [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

             (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

             (c)  [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

             (d)  [ ]   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e)  [ ]   An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

             (f)  [ ]   An employee benefit plan or endowment fund in
                        accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ]   A parent holding company or control person in
                        accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ]   A savings associations as defined in Section 3(b) of
                        the Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ]   A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)  [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)   Amount beneficially owned: 240,236

             (b)   Percent of class: 5.12%

             (c)   Number of shares as to which the person has:

                   (i)    Sole power to vote or to direct the vote:  240,236

                   (ii)   Shared power to vote or to direct the vote:  0

                   (iii) Sole power to dispose or to direct the disposition of: 240,236

                   (iv)   Shared power to dispose or to direct the disposition
                          of:  0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             N/A

ITEM 10.     CERTIFICATION

             N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            Date:  February 7, 2002


                                                   /s/ Andre Bernard By
                                            -----------------------------------
                                                         Signature